Exhibit 99.1

Darling Ingredients Amends and Extends its Senior Secured Credit Facility

Extension of $1.0 Billion Credit Facility through September 2025 Reinforces Darling’s Liquidity Strength for Continued Growth

IRVING, TX, Sept. 21, 2020 – Darling Ingredients Inc. (NYSE: DAR), today announced that it has amended and extended its $1.0 billion Senior Secured Credit Facility. The amendment extends the maturity date of the revolving credit facility under the credit agreement from December 16, 2021 to September 18, 2025.

“We are pleased to complete the amendment and extension of our credit facility ahead of schedule,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. “This transaction reinforces our solid financial position and provides us with a strong balance sheet and ample liquidity to continue to execute on our growth strategy. We would like to thank our syndicate of banking partners for their on-going support and demonstrating their confidence in our business, especially during these uncertain times,” Stuewe added.

In addition to extending the maturity date, the amendment, increases the leverage ratio applicable to achieving the lowest applicable margin on borrowings under the revolving credit facility from 1.0 to 1.5, eliminates or modifies certain of the negative covenants to increase the allowances for certain actions, including the incurrence of debt and investments, limits guarantees from, and security with respect to, entities organized outside of the United States and Canada to a limited group of foreign subsidiary holding companies, includes a collateral release mechanic, subject to the consent of the term loan B lenders, upon the Company achieving certain investment grade credit ratings, and makes other market updates and changes.

About Darling

Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, fuel feedstocks, green energy, natural casings and hides. In addition, the Company provides environmental and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company’s website at http://www.darlingii.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For more information contact:

Investors	Media
Jim Stark VP, Investor Relations +1 (972) 281-4823 james.stark@darlingii.com	Melissa Gaither VP, Global Communications & Sustainability +1 (972) 281-4478 mgaither@darlingii.com